EXHIBIT 5


                            HOGAN & HARTSON L.L.P.
                          555 THIRTEENTH STREET, N.W.
                            WASHINGTON, D.C. 20004


                                December 18, 1997

Board of Directors
Webster Preferred Capital Corporation
145 Bank Street
Waterbury, Connecticut 06702


Ladies and Gentlemen:

     We are acting as special counsel to Webster Preferred Capital Corporation, a Connecticut corporation (the "Company"), in connection with its registration statement on Form S-11, as amended (the "Registration Statement") filed with the Securities and Exchange Commission relating to the proposed public offering of 40,000 shares of the Company's Series A ___% Cumulative Redeemable Preferred Stock, par value $1.00 per share, liquidation preference $1,000.00 per share, and 1,000,000 shares of the Company's Series B ___% Cumulative Redeemable
Preferred Stock, par value $1.00 per share, liquidation preference $10.00 per share, all of which shares (the "Shares") are to be sold by the Company. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. (section) 229.601(b)(5), in connection with the Registration Statement.

     For purposes of this opinion letter, we have examined copies of the following documents:

     1. An executed copy of the Registration Statement;

     2. The Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.


     3. The Amended and Restated By-Laws of the Company, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.


     4. The proposed form of the Purchase Agreement among the Company, Webster Bank and the Underwriters identified therein, filed as Exhibit 1 to the Registration Statement (the "Purchase Agreement").


     5. Resolutions of the Board of Directors of the Company adopted by unanimous written consent December 15, 1997, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect, relating to the issuance and sale of the Shares and arrangements in connection therewith, including Certificates of Amendment to the Amended and Restated Certificate of Incorporation ("Certificates of Amendment").


     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us, and the conformity with the original documents of all documents submitted to us as certified, telecopied, photostatic, or reproduced copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

     This opinion letter is based as to matters of law solely on the Connecticut Business Corporation Act, as amended. We express no opinion herein as to any other laws, statutes, regulations, or ordinances.


     Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) final action of the Pricing Committee of the Board of Directors of the Company approving the price of the Shares, (ii) execution and delivery by the Company of the Purchase Agreement, (iii) effectiveness of the Registration Statement, (iv) issuance of the Shares pursuant to the terms of the Purchase Agreement, (v) filing with the State of Connecticut of the Certificates of Amendment, and (vi) receipt by the Company of the consideration for the Shares specified in the resolutions of the Pricing Committee of the Board of Directors, the Shares will be validly issued, fully paid and nonassessable under the Connecticut Business Corporation Act, as amended.

Board of Directors
Webster Preferred Capital Corporation
December 18, 1997
Page 2

     We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared for your use in connection with the filing of the Registration Statement on the date of this opinion letter and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.


     We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                Very truly yours,


                                /s/ Hogan & Hartson L.L.P.